EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Jacksonville Bancorp, Inc.:

The Jacksonville Bank, a non-member banking corporation organized in the State of Florida
Jacksonville Statutory Trust I, a Delaware statutory trust
Jacksonville Statutory Trust II, a Delaware statutory trust
Jacksonville Bancorp, Inc. Statutory Trust III, a Delaware statutory trust

Subsidiaries of The Jacksonville Bank:

Fountain Financial, Inc., a Florida corporation
TJB Properties, LLC, a Florida limited liability company